KNOW ALL PEOPLE BY THESE PRESENTS that Advent International Corporation, a Delaware corporation with its principal place of business at 75 State Street, Boston, Massachusetts ("Advent"), hereby constitutes and appoints Michelle Wong (the "Attorney") as Advent's true and lawful attorney in its name and stead to execute and file on behalf of the Corporation in its corporate capacity and on behalf of the Corporation in its capacity as manager or general partner of any limited partnership or other entity managed directly or indirectly by the Corporation any federal, state, local and foreign filings required to be made to any governmental, regulatory or similar authority in connection with legal or regulatory matters, including but not limited to filings with the United States Securities and Exchange Commission and any "blue sky" or similar state regulatory filings.

This Power of Attorney and the power and authority granted to the Attorney hereunder shall automatically terminate, without any further action on the part of Advent or the Attorney, on December 31, 2015, unless otherwise terminated earlier by Advent at any time in its sole discretion.


IN WITNESS WHEREOF, Advent has set its hand and seal this 26th day of February 2015.





ADVENT INTERNATIONAL CORPORATION




By:  /s/ Andrew D. Dodge
      Andrew D. Dodge
      Vice President